Exhibit 99.1

November 1, 2005	Contact: Craig McCollam
Dionex Corporation
408-481-4107
DIONEX REPORTS RECORD SALES FOR THE FIRST QUARTER -
MEETS EXPECTATIONS
FOR RELEASE TUESDAY, NOVEMBER 1, 2005, 1:05 P.M. PST
Sunnyvale, California — Dionex Corporation (NASDAQ: DNEX) today announced record sales for the first quarter of fiscal 2006, meeting EPS guidance.
Sales for the first quarter of fiscal 2006 were $68.1 million, an increase of 8%, compared with the $63.2 million reported for the first quarter of last year. Excluding the favorable impact of currency fluctuations, sales grew by 7% in the first quarter. Diluted earnings per share for the first quarter of fiscal 2006 were $0.44, compared to the $0.45 reported in the first quarter of last year. Net income included compensation cost of $1.3 million, net of tax, related to the adoption of Statement of Financial Accounting Standards (SFAS) No. 123R and other income of $1.0 million, net of tax, included a one-time gain from the favorable settlement of a patent litigation.
During the first quarter, the Company repurchased 385,900 shares of its common stock. In fiscal 2005, the Company repurchased 1,355,900 shares of its common stock.
Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, “Fiscal 2006 started with solid results for the first quarter with sales growing 8% and setting a record for a first quarter. Earnings per share met our expectations and guidance.
“Sales in North America were flat for the quarter reflecting the continued difficult business conditions in certain regions of the country mainly relating to the pharmaceutical industry. Sales in Europe grew 8% for the quarter driven by greater demand in the life sciences and environmental markets. Sales in Asia/Pacific grew very strongly at over 15% for the quarter due to greater demand in environmental and high purity water applications. Sales in the Asia/Pacific region were again affected by Japan which saw weaker sales due to still slower governmental spending. Outside of Japan, sales grew almost 40% driven by strong sales in Australia and India.
“Demand from our life sciences and environmental markets was up slightly this quarter. Chemical/Petrochemical continued to show growth this quarter again. Sales in our Electronics and Power markets grew sharply partially offset by lower sales in our Food/Beverage market, primarily in Europe and Asia/Pacific.

“We saw good growth in both ion chromatography and HPLC in fiscal 2006, with our HPLC products growing in the double digits and ion chromatography products growing in the mid single digits. Our gross margin was slightly lower than in the previous quarters mainly due to higher initial production costs related to our new products introduced in the second half of the last fiscal year.
“We believe that we are well positioned for solid growth throughout the rest of the fiscal year 2006. However, we believe that the second quarter will be challenging, as we have a comparison to a very strong performance reported in the second quarter last year, and as we assume continued weaker demand from the pharmaceutical industry and a slightly more adverse currency environment. We estimate that sales in the second quarter will be in the range of $74-$77 million and that GAAP diluted earnings per share will be in the range of $0.50-$0.56. For the entire year, we estimate that sales will be in the range of $292-$302 million and that GAAP diluted earnings per share will be in the range of $2.09-$2.17. Excluding the projected option expense charges related to implementation of SFAS No. 123R, our earnings per share will be in the range of $0.56-$0.62 for the second quarter and $2.30-$2.38 for the entire fiscal year. These estimates for fiscal year 2006 are based on the following assumptions: (a) slight improvements in the economies of the U.S., Europe and Japan; (b) demand from our pharmaceutical customers will improve in the second half of the fiscal year from the levels observed in calendar 2005 so far; and (c) foreign currency rates will have a slight adverse impact for the remainder of fiscal 2006.”
Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company’s systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.
The company will discuss first quarter results in a conference call on Tuesday, November 1, 2005 at 1:30 p.m. Pacific Time (PT). To listen to the call live, please turn into the webcast via www.Dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Wednesday, November 2, 2005 until 5:00 p.m. PT, Friday, December 30, 2005.
Certain statements regarding sales and earnings contained herein that are not purely historical are forward-looking statements. Factors that may affect sales and earnings causing actual results to differ from these statements are foreign currency fluctuations, competition from other products, economic conditions in the areas in which the company sells its products, and existing product obsolescence. These factors and other risk and uncertainties are discussed in greater detail in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2005	2004

Net sales	$68,100	$63,208
Cost of sales	23,770	21,576

Gross profit	44,330	41,632

Operating expenses:
Selling, general and administrative	26,680	22,418
Research and product development	5,534	4,929

Total operating expenses	32,214	27,347

Operating income	12,116	14,285

Interest income (expense), net	258	150
Other income (expense), net	1,473	455

Income before taxes on income	13,847	14,890
Taxes on income	4,833	5,226

Net income	$9,014	$9,664

Basic earnings per share	$0.45	$0.47

Diluted earnings per share	$0.44	$0.45

Shares used in computing earnings per share amounts:
Basic	20,114	20,718

Diluted	20,687	21,493

DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AT SEPTEMBER 30, 2005 AND JUNE 30, 2005
(In thousands)
(Unaudited)

	September 30,	June 30,
	2005	2005
ASSETS

Current assets:
Cash, cash equivalents and short term investments	$47,841	$53,781
Accounts receivable, net	52,928	55,450
Inventories	26,439	26,510
Other current assets	16,177	16,342

Total current assets	143,385	152,083

Property, plant and equipment, net	55,344	53,914
Goodwill and other intangible assets, net	30,108	27,555
Other assets	4,589	4,601

	$233,426	$238,153

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable	$711	$—
Accounts payable	8,047	10,031
Accrued liabilities	32,247	34,939
Income taxes payable	1,298	1,593
Accrued product warranty	3,336	3,514

Total current liabilities	45,639	50,077

Deferred income taxes and other	4,983	6,305
Stockholders’ equity	182,804	181,771

	$233,426	$238,153

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